UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 14, 2010

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                                 Results of Operations and Financial Condition.

On September 14, 2010, the Company released its earnings for second quarter 2010.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                                                 Regulation FD Disclosure.

2010 Annual Guidance:

Identical supermarket sales growth (excluding fuel sales)	2 - 3%

Net earnings per diluted share	$1.60 - $1.80

Non-fuel operating margin

Slightly declining for fiscal year 2010, compared to fiscal year 2009.  In order to achieve that result, we are expecting an increase in Kroger’s non-fuel operating margin rate for the second half of the year compared to the same period last year.

Capital expenditures

$1.9 - $2.1 billion, excluding acquisitions and purchases of leased facilities. These capital projects include approximately 40 - 50 major projects covering new stores, expansions and relocations, and 150 — 160 remodels, and other investments to support our Customer 1st business strategy.

Supermarket square footage growth	1.0 - 1.5% before acquisitions and operational closings, with an emphasis on large, fast-growing markets

Expected effective tax rate	Approximately 35.5%

Fuel margins	Our guidance for fiscal 2010 assumes a normalized fuel margin of approximately 11¢ per gallon as well as continued strong growth in gallons sold.

LIFO	$50 million

Pension Contributions/ Expenses	Company-sponsored pension plans
We expect 2010 expense to be approximately $64 million. Although we are not required to make a contribution, we expect to contribute approximately $140 million during 2010.

401(k) plan
For 2010, we expect a slight increase in our cash contributions and expense compared to 2009.

Multi-employer plans

In 2010, we expect to contribute approximately $250 million to multi-employer pension funds. We expect meaningful increases in expense as a result of increases in multi-employer pension plan contributions over the next five years, but we believe it unlikely that contributions will double during that period.

Labor

In the remainder of 2010, we will negotiate agreements with the UFCW for store associates in Albuquerque, Cincinnati, Ft. Wayne, Houston, Little Rock, Portland, Seattle and Toledo.  We will also negotiate with the Teamsters for associates in California. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. Also, we must address the underfunding of Taft-Hartley pension plans.

Our ability to achieve identical supermarket sales and earnings growth and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors and the aggressiveness of that competition; our response to these actions; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions; the number of shares outstanding; the success of our future growth plans; goodwill impairment; volatility in our fuel margins; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel. In addition, any delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales also could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations. Our results also will be affected by the inconsistent pace of the economic recovery, consumer confidence, and changes in inflation and deflation in product and operating costs. Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our non-fuel operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our fuel margins could fail to normalize at 11¢ per gallon if rapid changes in fuel costs occur.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected effective tax rate. Should asset values in the multi-employer pension funds further deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions and pension expense could increase more than we have anticipated. The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.

Section 9 — Financial Statements and Exhibits

Item 9.01                                                 Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                                Earnings release for second quarter 2010, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

September 14, 2010	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for second quarter 2010, filed herewith.